                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-92741


                            SUPPLEMENT TO PROSPECTUS
                               DATED APRIL 5, 2000

     On November 29, 2001, an aggregate of 1,945 common units of limited partnership interest of Keystone Operating Partnership, L.P. ("OP Units") were transferred by means of gift from Jeffrey E. Kelter to North Shore -- Long Island Jewish Health System Foundation (the "Donee"). Subsequently, all of the OP Units were converted by the Donee into common shares of beneficial interest of Keystone Property Trust on a one-for-one basis, or 1,945 common shares.

     The above-referenced Prospectus is hereby supplemented to update the table of selling security holders to reflect the inclusion of Donee in the table and to reflect the decrease in the number of common shares owned after offering by Jeffrey E. Kelter as follows:


                                SHARES OWNED                                                        SHARES OWNED
                             BEFORE OFFERING(1)(2)                                               AFTER OFFERING(1)(2)
                             ---------------------                                               --------------------
                                                                      REGISTERED
      NAME               NUMBER               PERCENTAGE                SHARES                NUMBER              PERCENTAGE
      ----               ------               ----------              ----------              ------              ----------
Jeffrey E. Kelter      1,057,429(3)            7.09%(3)                 461,691               595,738                3.98%

North Shore-Long
Island Jewish
Health System
Foundation                 1,945(3)                *(3)                   1,945                     0                   *


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(1)  This does not assume conversion to common shares of all of our outstanding preferred shares, preferred common units and common units.

(2) The Registered Shares may be offered from time to time in one or more offerings. This assumes that all of the common shares being offered under this prospectus are sold, and that the selling security holders acquire no additional common shares before the completion of this offering.

(3) This assumes that all of the common units held by this selling security holder are converted into common shares on a 1:1 basis as of March 12, 2002.

                ------------------------------------------------

            The date of this Prospectus Supplement is March 12, 2002